Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-290676 and 333-292408) and Form S-8 (Nos. 333-282383 and 333-294116) of BKV Corporation of our report dated March 6, 2026, except for the effects of an acquisition of a business between entities under common control and the change in the reportable segments discussed in Notes 1 and 19 to the consolidated financial statements, respectively, as to which the date is August 19, 2026, relating to the financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 19, 2026